SALE AND PURCHASE AGREEMENT

                             Between

                        RICHARD S. GRASSO
                            as Seller

                               And

               ADDVANTAGE TECHNOLOGIES GROUP, INC.
                            as Buyer


                        TABLE OF CONTENTS

                                                            Page

ARTICLE I                                                      1
     1.01 Defined Terms                                        1
     1.02 Other Definitional Provisions                        5
ARTICLE II                                                     5
     2.01 Purchase and Sale                                    5
     2.02 Purchase Price                                       5
     2.03 Closing Deliveries                                   5
ARTICLE III                                                    6
     3.01 Closing                                              6
     3.02 Closing Obligations                                  6
ARTICLE IV                                                     7
     4.01 Organization, Good Standing, Power                   7
     4.02 Capitalization                                       7
     4.03 Subsidiaries                                         7
     4.04 Authorization of Agreement                           7
     4.05 Contracts and Agreements                             9
     4.06 Trade Names, Trademarks, Copyrights, Etc.            9
     4.07 Proprietary Rights                                   9
     4.08 Title to Properties: Absence of Liens and           10
          Encumbrances: Leases
     4.09 Financial Statements; No Adverse Changes            10
     4.10 Inventories                                         11
     4.11 Labor Matters                                       11
     4.12 Taxes                                               11
     4.13 Litigation                                          13
     4.14 Insurance                                           13
     4.15 Brokers and Finders                                 13
     4.16 Compliance with Laws                                14
     4.17 Bills and Invoices                                  14
     4.18 Customers and Suppliers                             15
     4.19 Accounts Receivable                                 15
     4.20 Books and Records                                   15
     4.21 Untrue Statements                                   15
     4.22 Actions Since December 31, 2000                     15
     4.23 Seller Investment Representations                   15
     4.24 Employee Matters                                    16
ARTICLE V                                                     18
     5.01 Organization, Good Standing, Power                  18
     5.02 Brokers and Finders                                 19
     5.03 Disclosure Materials                                19
ARTICLE VI                                                    19
     6.01 Approvals                                           20
     6.02 Investigation by Buyer                              20
     6.03 Conduct of the Business                             20

     6.04 No Disposal of Property                             21
     6.05 No Acquisitions                                     21
     6.06 No Breach or Default                                21
     6.07 No Indebtedness                                     22
     6.08 Payment of Liabilities                              22
     6.09 Notice and Cure                                     22
     6.10 Cooperation of Management Pending Transaction       22
     6.11 Certificates of Good Standing                       22
     6.12 Employee Benefit Plans                              23
     6.13 Name                                                23
     6.14 Further Action                                      23
     6.15 Tax Matters                                         23
ARTICLE VII                                                   24
     7.01 Approvals                                           24
     7.02 Obligation of Buyer to Make Transaction Effective   25
     7.03 Notice and Cure                                     25
ARTICLE VIII                                                  25
     8.01 Consents and Approvals                              25
     8.02 Certain Actions, Etc.                               25
ARTICLE IX                                                    25
     9.01 Accuracy of Representations and Warranties          26
     9.02 Performance of Covenants, Agreements and Conditions 26
     9.03 Officers' Certificate, Etc.                         26
     9.04 Employment Agreement                                26
     9.05 Non-Competition and Other Agreements                26
     9.06 Legal Opinion                                       26
     9.07 Delivery of Assignments                             26
     9.08 Working Capital                                     26
ARTICLE X                                                     27
     10.01 Accuracy of Representations and Warranties         27
     10.02 Performance of Covenants, Agreements and           27
           Conditions
     10.03 Officers' Certificates, Etc.                       27
     10.04 Consulting Agreement                               27
ARTICLE XI                                                    28
     11.01 Termination                                        28
     11.02 Effect of Termination                              28
     11.03 Waiver                                             28
ARTICLE XII                                                   28
     12.01 Confidentiality                                    28
     12.02 Public Announcements                               29
     12.03 Additional Agreements                              29
     12.04 Forwarding Payments and Property                   29
     12.05 Available Remedies                                 29
     12.06 Survival of Representations and Warranties;        29
           Indemnification
     12.07 Actions of the Parties after the Closing Date      31

ARTICLE XIII                                                  32
     13.01 Expenses                                           32
     13.02 Notices                                            32
     13.03 Time                                               33
     13.04 Entire Agreement; Amendment                        33
     13.05 Binding Effect; Benefits                           33
     13.06 Assignment                                         33
     13.07 Applicable Law                                     33
     13.08 Counterparts                                       34

     Exhibit A - Note
     Exhibit B - Letter of Credit
     Exhibit C - Employment Agreement
     Exhibit D - Non-Competition Agreement
     Exhibit E - Opinion of Seller's Legal Counsel
     Exhibit F - Consulting Agreement

     Schedule 2.02 - Retained Assets
     Schedule 2.03 - Assumed Obligations
     Schedule 4.05 - Contracts
     Schedule 4.06 - Trade Names, Fictitious Names
     Schedule 4.08 - Leases and Other Agreements
     Schedule 4.09 - Financial Statements
     Schedule 4.12 - Tax Representations
     Schedule 4.13 - Litigation
     Schedule 4.14 - Insurance
     Schedule 4.24 - Employee Matters
     Schedule 4.18 - Customers and Suppliers
     Schedule 9.08 - Working Capital
                   SALE AND PURCHASE AGREEMENT

      This Agreement is entered into as of March 2, 2001 (this "Agreement"), by and among ADDvantage Technologies Group, Inc., an Oklahoma corporation ("Buyer"), and Richard S. Grasso (the "Seller"). NCS Industries, Inc., a Pennsylvania corporation (the "Company"), joins in the execution of this Agreement for purposes of making the representations and warranties set forth in
Article IV and the other purposes specifically described herein.

                            RECITALS:

      WHEREAS, the Company is engaged in the business of in the refurbishment, repair and sale of previously owned cable television ("CATV") equipment and the distribution of new and surplus equipment to CATV operators and related services (the "Business").

      WHEREAS, Seller owns all of the issued and outstanding shares of common stock of the Company.

      WHEREAS, Buyer desires to purchase and Seller desires to sell, on the terms, in the manner and subject to the conditions reflected below, all the issued and outstanding shares of common stock of the Company.

       WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with such purchase and sale of stock provided for in this Agreement and also to prescribe various conditions to such purchase and sale of stock.

      NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein set forth, the Parties have agreed, and hereby agree subject to the terms and conditions hereinafter set forth, as follows:

                            ARTICLE I
                           DEFINITIONS

      1.01 Defined Terms.. Capitalized terms used herein shall have the meanings ascribed to them in this Article I, unless such terms are defined elsewhere in this Agreement.

      Affiliates:   shall  mean  any  persons  who  control,  are
controlled by or are in common control with any person.

      Business: shall have the meaning set forth in the Recitals to this Agreement.

      Buyer: shall mean ADDvantage Technologies Group, Inc., an Oklahoma corporation. It is agreed that ADDvantage Technologies Group, Inc. may direct that the Purchased Assets be acquired by a wholly owned subsidiary of ADDvantage Technologies Group, Inc., provided, however, that in such event, ADDvantage Technologies Group, Inc. will continue to be subject to all of the liabilities, obligations, commitments and covenants of the Buyer hereunder.

       Buyer  Basket:   shall  have  the  meaning  set  forth  in
Section 12.06(a).

       COBRA:   shall   mean  the  Consolidated  Omnibus   Budget
Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

      COBRA Liabilities: shall mean any and all liabilities and obligations associated with, or related to, providing COBRA continuation coverage to Seller's employees and former employees, and such employees' and former employees' beneficiaries, who are entitled to receive such continuation coverage.

      Company: shall mean NCS Industries, Inc., a Pennsylvania corporation.

       Contracts:    shall  mean  those  contracts,   agreements,
instruments, and other obligations described in Section 4.05(a).

       Claims:    shall   have   the   meaning   set   forth   in
Section 12.06(a).

      Closing:   shall mean the consummation of the purchase  and
sale  of  the  stock hereunder which shall occur on  the  Closing
Date.

       Closing  Date:   shall  have  the  meaning  set  forth  in
Section 3.01.

      Code:   shall mean the Internal Revenue Code  of  1986,  as
amended.

      Disclosure Materials:  shall have the meaning set forth  in
Section 4.23.

      ERISA:   shall have the meaning Employee Retirement  Income
Security Act of 1974, as amended.

      Employee Benefit Plans: shall mean (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA; and (ii) each personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, program or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, retiree benefit plan or arrangement, fringe benefit program or practice (whether or not taxable), employee loan, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding; which is or has been sponsored, maintained or contributed to by the Company or any trade or business, whether or not incorporated, that together with the Company would be considered affiliated with the Company under Section 414(b), (c), (m) or (o) of the Code or
Section 4001(b)(1) of ERISA.

      Environmental Laws:  means Laws relating to pollution, clean-
up,   health  and  safety  of  persons  or  property,   Hazardous
Substances or the Release of materials into the Environment.

      Excluded  Assets:   shall mean any of  the  assets  of  the
Company not necessary to own and operate the Business in the manner heretofore owned and operated which are to be assigned to Seller and which are described more specifically on Schedule 2.02 hereto.

      Financial Statements: shall mean those financial statements of the Company described in Section 4.09.

      Governmental  Entity:   shall mean any  court,  government,
governmental agency, commission or instrumentality, domestic or foreign.

      Hazardous Substances: means any substance which is a "hazardous substance", "hazardous waste", "toxic substance", "toxic waste", "pollutant", "contaminant," "solid wastes" or words of similar import under any Environmental Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. S9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. S6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. S1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. S1801 et seq.) and the Clean Air Act (42 U.S.C. S7401 et seq.), and including without limitation, which contains polychlorinated biphenyl or gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds or asbestos.

      Indemnified  Party:  shall have the meaning  set  forth  in
Section 12.06(c).

      Indemnifying Party:  shall have the meaning  set  forth  in
Section 12.06(c).

      Knowledge: means actual knowledge of a fact by Seller or any responsible officer of the Company.

      Legal Requirements: shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation of, including the terms of any license, certificate, franchise or permit issued by, the United States, any state, commonwealth, territory or possession thereof and any political or judicial subdivision or instrumentality of the foregoing, including, without limitation, courts, departments, commissions, boards, bureaus or agencies.

      Lien: shall mean any lien, mortgage, security interest, pledge, deposit, product payment, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.

      Note:   shall  mean  the  three year  convertible  note  as
provided in Section 2.02(b).

      Oklahoma  Law:  shall mean the Oklahoma General Corporation
Act, as amended.

      Parties: shall have the meaning set forth in the Recitals to this Agreement.

      Pennsylvania  Law:   shall mean the  Pennsylvania  Business
Corporation Law of 1988.

      Permits: shall mean all franchises, permits, licenses, qualifications, rights-of-way, easements, municipal and other approvals, authorizations, orders, consents and other rights from, and filings with, any Governmental Entity of any jurisdiction that are necessary for the lawful conduct of the Business.

      Proprietary Rights: shall mean trade secrets, copyrights, patents, trademarks, service marks, customer lists, and all similar types of intangible property developed, created, or owned by Seller, or used by Seller in connection with the Business, whether or not the same are entitled to legal protection, including without limitation: (a) all designs, methods, inventions and know-how related thereto, (b) all trademarks, trade names (including "NCS Industries, Inc."), service marks, and copyrights claimed or used by Seller whether or not they have been registered, and (c) all customer lists of Seller.

      Purchase Price:  shall mean the consideration to be paid by
Buyer  to  Seller  for  the  shares  of  stock  as  provided   in
Section 2.02.

      SEC:  shall mean the Securities and Exchange Commission.

      Securities:    shall  have  the  meaning  set   forth   in
Section 4.23.

      Securities Act: shall mean the Securities Act of 1933, as amended.

      Seller: shall mean Richard S. Grasso, the sole shareholder of the Company.

      Seller  Basket:   shall  have  the  meaning  set  forth  in
Section 12.06(b).

      Shares:   shall mean the shares of common stock, par  value
$5.00 per share, of Buyer.

      Survival  Period:   shall have the  meaning  set  forth  in
Section 12.06(d).

      Tax or Taxes: shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company or the
Seller, including, without limitation, taxes imposed on, or measured by, income, franchise, profits, or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment
compensation,   utility,  excise,  stamp,  occupation,   premium,
transfer, and gains taxes, and customs duties.

      Tax Return: shall mean returns, reports, information statements, and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax.

     1.02 Other Definitional Provisions.

          (a) Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

          (b) Exhibits and Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

           (c) The words "this Agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section" and "this subsection," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation."

           (d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

                           ARTICLE II
                     STOCK PURCHASE AND SALE

      2.01 Purchase and Sale. At the Closing, upon the terms and subject to the conditions contained in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the shares of common stock of the Company owned by Seller.

      2.02 Purchase Price. The Purchase Price shall consist of the following:

          (a) Buyer shall pay the sum of $800,000 in cash, to be paid at Closing; and

          (b) Buyer shall deliver to Seller at the Closing its Note payable to Seller in the amount of $200,000 at 7% interest payable quarterly due and payable on the third anniversary date of the Note, in the form of Exhibit A attached hereto, such Note to be convertible into shares of Buyer's common stock as provided therein and secured by that certain letter of credit in the form of Exhibit B (which letter of credit shall also secure Buyer's obligations under the Consulting Agreement required by
Section 10.04);

      2.03 Closing Deliveries. At the Closing, Seller shall execute and deliver to Buyer all of the certificates representing the Shares duly endorsed for transfer to Buyer or accompanied by stock powers and any other documents or instruments which may be necessary or appropriate to vest title to the Shares in Buyer, free and clear of any and all Liens, and (b) to carry out the transactions contemplated by this Agreement. Seller shall assist Buyer, as reasonably required after the Closing, at Buyer's expense, in registering and recording with appropriate Governmental Entities the assignment documents. In addition, at Closing, Buyer shall cause the Company to make the following payments:

                (i) $350,000 to Maureen Grasso in full and complete payment of the promissory note issued to her by the Company;

                (ii) $167,000 to Joe Bartholomew in full and complete payment due under the terms of his consulting agreement with the Company, which consulting agreement shall thereby be terminated; and

                (iii)     $132,000 to Joe Bartholomew in full and
     complete payment of that certain note issued to him by the Seller.

If necessary, Buyer shall make such contributions or advances of cash to the Company to enable it to make the payments referred to above.


                           ARTICLE III
                             CLOSING

     3.01 Closing. The Closing will take place at the offices of Mitchell A. Kramer & Associates, 1077 Rydal Road, Suite 100, Rydal, Pennsylvania , on March 2, 2001, or, if the conditions to Closing set forth in this Agreement have not been satisfied by such date, on the third business day following the day on which all such conditions have been satisfied or waived, or at such other time and place as the Parties may mutually agree (the "Closing Date").

     3.02 Closing Obligations.  At the Closing:

          (a)  Seller shall deliver to Buyer:

                (i) the certificates evidencing the Shares with the appropriate endorsement or assignment described in
     Section 2.03;

                (ii)  the certificates required by Section  9.03;
     and

               (iii) such other certificates and documents as may be required under this Agreement or as Buyer shall reasonably request.

          (b)  Buyer shall deliver to or on behalf of Seller:

                 (i) payments of the cash Purchase Price as provided in Section 2.02(a);

                (ii) the Note;

               (iii)        the   certificate   required    by
     Section 10.03; and

                (iv) such other certificates and documents as may
     be   required  under  this  Agreement  or  as  Seller  shall
     reasonably request.


                           ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF SELLER
                         AND THE COMPANY

     Seller and the Company hereby represent and warrant to Buyer as follows:

      4.01 Organization, Good Standing, Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and has all requisite corporate power and authority to carry on the Business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, is such that qualification as a foreign corporation in that jurisdiction is required by law.

     4.02 Capitalization. All of the Shares are duly authorized, validly issued, fully paid and nonassessable, are not subject to, or issued in violation of, any preemptive rights and represent all of the issued and outstanding shares of the capital stock of the Company. Except as set forth above, there are no other shares of stock authorized or outstanding, and there are no other agreements, options, warrants, claims or commitments of any nature whatsoever (whether firm or conditional) obligating the Company to issue, transfer, deliver to sell, or cause to be issued, transferred, delivered or sold, additional shares of stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment.

      4.03 Subsidiaries. The Company does not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or have any material equity interest in any firm, partnership, joint venture, association or other entity other than its ownership of 40% of the outstanding capital stock of [Philippine Company], which company is inactive and the Company has no liabilities and is subject to no claims, obligations or commitments with respect to such company or the stock of it owned by the Company.

      4.04 Authorization of Agreement. (a) Seller has all requisite power and authority to enter into and perform all of his obligations under this Agreement. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as enforceability may be subject to (i) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           (b) Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby to be performed by Seller will (i) violate or conflict with any provision of the articles of incorporation or bylaws of Seller, as currently in effect, or (ii) violate or conflict with any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator binding upon the Company or the Business, except where such violations or conflicts would not in the aggregate have a material adverse effect on the Business, properties, financial condition or results of operations of the Company or on the ability of Seller to consummate the transactions contemplated hereby.

           (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby to be performed by Seller will result in a breach of or constitute a default (or with notice or lapse of time or both result in a breach of or constitute a default) under, or give rise to a right of termination, cancellation, acceleration or repurchase of any obligation or a right of first refusal with respect to any material property or asset or a loss of a material benefit or the imposition of a material penalty under, any of the terms, conditions or provisions of:

                (i)   any  mortgage, indenture, loan,  or  credit
          agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which the Company is a party or by which it or any of its properties is bound or affected, or pursuant to which the Company has guaranteed the indebtedness or preferred stock of any person or entity, or

                (ii) any contract, lease, license, tariff, or other agreement or instrument to which the Company is a party or by which it or any of its properties is bound or affected.

           (d) Neither the execution and delivery by Seller of this Agreement nor the consummation of the transactions contemplated hereby to be performed by Seller will result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties or other assets now or hereafter owned by the Company.

           (e) No consent, approval, order, certificate or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

            (f) The Company has made or obtained each registration, filing, submission, license, Permit, certificate, determination or governmental approval necessary to enable it to carry on the Business. All such registrations, filings and submissions with any Governmental Entity relating to the operations of the Company were in material compliance with applicable law when filed, and no material deficiencies have been asserted by any such authority with respect to such registrations, filing or submissions. All the Permits are in full force and effect. Schedule 4.04 contains a full and complete list of all such Permits.

      4.05 Contracts and Agreements. (a) Before the Closing, Seller will or will cause the Company to provide Buyer access to and the right to copy all contracts, agreements, commitments and instruments, including any and all amendments thereto (the "Contracts") to which the Company is a party or by which the Company or any of its assets are bound, including, but not limited to, purchase orders and agreements, maintenance agreements, bulk purchase contracts commission agreements and any contracts, agreements or written arrangements pursuant to which any affiliate of the Company receives any payments from or provide services, supplies, equipment or other materials to, the Company. Schedule 4.05 contains a full and complete list of all Contracts.

           (b) The Company has complied in all material respects with the provisions of all the Contracts; the Company is not in material breach or default under, and there is no valid basis for any claim of breach or default under, and there has been no waiver of any breach or default under, any term or provision of any Contract; all the Contracts are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto in accordance with their terms. There has been no amendment or modification of any of the Contracts, except such amendments that have been delivered to Buyer. The Company is not participating in any discussions or negotiations regarding modification of any of the Contracts. Contracts will not be impaired by the consummation of the transactions contemplated in this Agreement.

        4.06   Trade   Names,   Trademarks,   Copyrights,    Etc.
Schedule 4.06 is a list that identifies each trade name, fictitious business name, or other similar name under which the Company has conducted any part of the Business or in which the Company has utilized any of its assets preceding the date of this Agreement. There have not been asserted against the Company any claims that any product, activity or operation of the Company infringes upon or involves, or had resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened which challenge the rights of the Company with respect thereto, in each case, which would have a material adverse effect on the business, properties, financial condition or results of operations of the Company.

       4.07 Proprietary Rights. The Company possesses full ownership of, or adequate and enforceable long-term licenses or other rights to use (without payment), all Proprietary Rights owned by or registered in the name of and of the Company or used in the Business without any known conflict with the rights of others. The Company has in all material respects performed all of the obligations required to be performed by it, and is not in default in any material respect, under any agreement relating to any Proprietary Right. Proprietary Rights constitute trade secrets of the Company within the meaning of all applicable laws, and, to Seller's knowledge, the Company has taken all reasonable necessary steps required by law to protect these trade secrets as such. The Company owns or has valid rights to use all
Proprietary Rights. The operation of the Business is not in violation of and does not infringe any Proprietary Rights or any other proprietary or trade rights of any third person. To Seller's knowledge, no third person is in violation of or is infringing upon any Proprietary Rights.

     4.08 Title to Properties: Absence of Liens and Encumbrances:
Leases.

           (a) The Company has good and marketable title to the material assets, tangible and intangible free and clear of all mortgages, liens, pledges, charges and encumbrances of any nature whatsoever except for those liabilities which are recorded on the Financial Statements as such.

           (b) Schedule 4.08 sets forth all leases or agreements under which the Company is lessee of, or holds or operates, any property owned by any third party and which are to be assumed by the Buyer, including in each case, the expiration date of such lease or agreement, the payments to be made thereunder, the details of any option to renew or to purchase thereunder, the name or names of the lessor of each such lease and a brief description of the property covered thereby. Each such lease and agreement is in good standing and is valid and binding in accordance with its terms. The Company and each lessor have in all material respects performed all the obligations required to be performed by them to date and are not in default in any material respect under any such lease or agreement. None of the rights of the Company in such property under any such lease or agreement is subject to termination as the result of the transactions contemplated by this Agreement.

           (c) Except as disclosed in Schedule 4.08, all of the tangible personal property of the Company is in good operating condition and repair, subject to ordinary wear and tear. The Company is not in violation of any applicable regulation, ordinance or other similar law, order, regulation or requirement relating to the Business or properties (including the placement, installation, operation, configuration, design or maintenance of emissions from such properties) which, if enforced, would materially and adversely affect the Business, properties, financial conditions or results of operations.

        4.09    Financial   Statements;   No   Adverse   Changes.
Schedule  4.09  contains  a copy of the Company's  statements  of financial condition as at December 31, 2000 and, statements of income and shareholder's undistributed net income and statements of cash flows for the six months ended December 31, 1999 (the "Financial Statements"). The Financial Statements are complete in all material respects, present fairly the financial condition of the Company as at the date indicated, and the results of operations for the respective periods indicated, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (but without footnotes), except as noted therein. The Financial Statements do not include or omit an asset or a liability or obligation of any kind or nature (whether known or unknown and whether absolute, accrued, contingent or other), the inclusion or omission of which would render such Financial Statements materially misleading. The
Company has no material liabilities (of any kind or nature, whether known or unknown and whether absolute, accrued, contingent or other) that are not adequately reflected or reserved against on the face of the Financial Statements except liabilities incurred since such date in the ordinary course of business and consistent with past practice. Since December 31, 2000, other than as contemplated or caused by this Agreement, there has not been (a) any material adverse change in the Business, condition (financial or otherwise), operations, or prospects of the Company; (b) any damage, destruction, or loss, whether covered by insurance or not, having a material adverse effect on the Business, condition (financial or otherwise), operations, or prospects of the Company; (c) any entry into or termination of any material commitment, contract, agreement, or transaction (including any material borrowing or capital expenditure or sale or other disposition of any material asset or assets) of or involving or related to any of the Contracts or the

Business other than this Agreement and agreements executed in the ordinary course of business; (d) any redemption, repurchase, or other acquisition for value of its capital stock by the Company, or any issuance of capital stock of the Company or of securities convertible into or rights to acquire any such capital stock or any dividend or distribution declared, set aside, or paid on capital stock of the Company; (e) any transfer of or right granted under any material lease, license, agreement, patent, trademark, trade name, or copyright of the Company; (f) any sale or other disposition of any material asset of the Company, or any mortgage, pledge, or imposition of any lien or other encumbrance on any asset of the Company, or any agreement relating to any of the foregoing; or (g) any default or breach by the Company in any material respect under any Contract, or license or permit related thereto or required in the performance thereof. Since December 31, 2000, the Company has conducted the Business only in the ordinary and usual course and, without limiting the foregoing, no material changes have been made in (a) executive compensation levels; (b) the manner in which other employees of the Company are compensated; (c) supplemental benefits provided to any such executives or other employees; or (d) inventory levels in relation to sales levels, except, in any such case, in the ordinary course of business and, in any event, without material adverse effect on the Business, condition (financial or otherwise), operations, or prospects of the Company, or any mortgage, pledge, or imposition of any lien or other encumbrance on any asset of the Company, other than in the ordinary course of business, or any agreement relating to any of the foregoing. Furthermore, during such period there has been no default or breach by the Company in any material respect under any contract, license or permit.

      4.10 Inventories. All inventories of the Company are of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which, in the aggregate, are immaterial in amount.

       4.11 Labor Matters. There are no activities or controversies, including, without limitation, any labor organizing activities, election petitions or proceedings, proceedings preparatory thereto, unfair labor practice complaints, labor strikes, disputes, slowdowns, or work stoppages, pending or, to the best of the knowledge of the Company, threatened, between the Company and any of its employees.

     4.12 Taxes.

           (a) Seller has filed (or received an appropriate extension of time to file) all Tax Returns of federal income Taxes required to be filed by him, and Company has filed (or received an appropriate extension of time to file) all Tax Returns required to be filed by it, and in each case, Seller or Company has paid all taxes shown to be due on such Tax Returns or otherwise due, and all such Tax Returns were, are and will be true, correct and complete; (2) None of the Tax Returns described in the preceding clause, or otherwise filed by or on behalf of the Company, contains or will contain a disclosure statement under Section 6661 of the Code or any similar provision of state, local, foreign or other law; and (3) Seller has delivered to

Buyer (i) copies of any written tax sharing agreements or arrangements between the Company and Seller, any affiliate, or any third party, (ii) true and complete descriptions of any such agreement, arrangement or practice not reduced to writing, and
(iii) a written statement setting forth (A) the amount, if any, owed by or to the Company (and the party or parties to or by which any such amounts are owed) under any such agreement, arrangement or practice as of the date such statement was given,
(B) a good-faith calculation, which shall be materially correct, of the estimated amounts, if any, that the Company will pay (and the party to which or by which such payment will be made) thereunder between the date of the statement described in clause (A) and the Closing Date.

           (b)   Except as otherwise disclosed in Schedule  4.12,
(1) All tax deficiencies asserted or assessed against Seller and the Company have been paid or finally settled; (2) Seller and the Company have made all payments of estimated Taxes required to be made under the Code and any comparable provisions of state, local, foreign or other law; (3) All amounts that are required to be collected or withheld by the Company or any Subsidiary have been duly collected or withheld, and have been duly remitted or deposited in accordance with law; (4) All Tax Returns filed or required to be filed by Seller and the Company have been examined by the Internal Revenue Service or other appropriate taxing authority or closed by the applicable statutes of limitation, and all liabilities asserted by the Internal Revenue Service or any such taxing authority have been satisfied, and any Tax liabilities for years which have not been so examined or closed will not have a material adverse effect on the Company or the Seller; (5) There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns;
(6) There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes; (7) There is no pending or threatened action, audit, proceeding or investigation for the assessment or collection of any Taxes; (8) There are no requests for rulings, subpoenas or requests for information pending with respect to any taxing authority; (9) Any adjustment of Taxes made by the Internal Revenue Service in any examination which is required to be reported to state, local, foreign or other taxing authorities has been so reported, and any additional Taxes due with respect thereto have been paid; and (10) No power of attorney has been granted by the Company , and is currently in force, with respect to any matter relating to Taxes.

           (c)   Except as otherwise disclosed in Schedule  4.12,
(1) no taxing authority has raised any issue with respect to the liability of Seller or the Company for any Tax that, by the application of similar principles, might result in the issuance of a Notice of Deficiency or similar notice of intention to assess Taxes by any taxing authority; (2) neither Seller nor the Company has taken any action that would have the effect of deferring any liability for Taxes for the Company from any taxable period ending on or before the Closing Date to any taxable period ending thereafter; (3) none of the income recognized for federal, state, local, foreign or other income tax purposes by the Company during the period beginning on December 31, 2000 and ending on the Closing Date will (i) be derived  other  than  in  the ordinary  course  of  business,  or
(ii) arise from transactions of a type not reflected in the relevant Tax Returns for the last taxable period ending prior to December 31, 2000 (4) no payment which will or may be made by the Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code; (5) the Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method, nor is the Internal Revenue Service or any other taxing authority considering any such change in accounting method;
(6) the Company has not disposed of any property which has been accounted for Tax purposes under the installment method; and
(7) As of the Closing Date, the Company will not have any "non-recapture net section 1231 losses," within the meaning of
Section 1231(c) of the Code.

      4.13  Litigation.   Except as disclosed  in  Schedule  4.13
hereto:

           (a) There is no claim, action, suit, proceeding, arbitration, investigation or inquiry now pending or, to the knowledge of Seller, threatened against, relating to or affecting the Company or the assets, properties, or the Business of the Company or that questions the validity of this Agreement or affects the transactions contemplated herein; nor, is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry.

           (b) Neither the Company nor any of its officers or employees has been permanently or temporarily enjoined or prohibited by order, judgment or decree of any Governmental Entity, other regulatory or self-regulatory body or association, or arbitrator from engaging in or continuing any conduct or practice in connection with the Business engaged in by the Company.

           (c) There is not in existence any order, judgment or decree of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator enjoining or prohibiting the Company from taking, or requiring Seller or the Company to take, any action of any kind or to which the Company or any of the Business, or any of the properties or assets material to the operation of the Business, are subject or bound.

          (d) The Company is not in default in any respect under any order, writ, injunction or decree of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator.

      4.14 Insurance. Schedule 4.14 lists each insurance policy maintained by the Company on any of its properties including the coverage and deductible amounts and expiration dates. The insurance coverage maintained by the Company at the date of this Agreement is in the judgment of Seller adequate in scope and amount in view of the properties owned and operations carried on by it. The Company has complied in all material respects with the provisions of all such policies. All of the policies listed on Schedule 4.14 will remain in full force and effect following the Closing in favor of the Company and/or Buyer.

      4.15 Brokers and Finders. No person has acted on behalf of Seller or the Company in connection with any negotiations relative to this Agreement and the transactions contemplated hereby. No person has a valid claim for a brokerage commission, finder's fee or other like payment against Buyer, Seller or the Company based upon any arrangement or agreement or other action taken, made by or on behalf of Seller or the Company.

     4.16 Compliance with Laws.

           (a) The Company is in compliance in all material respects with all Legal Requirements applicable to any of its properties or assets and/or the ownership, operation and use thereof, and neither Seller or the Company has received notice of any noncompliance or alleged noncompliance with any Legal Requirement relating or applicable to any of its properties or assets or to the operation of the Business, the existence or enforcement of which would have a material adverse effect on the Buyer's ability to operate them on the same basis as currently conducted and operated or which would require the payment of refunds, fines, penalties or restitution in respect of matters occurring prior to the Closing, including, without limitation, any Legal Requirement relating to (i) wages, hours, hiring, non-discrimination, promotion, retirement, benefits, pensions or working conditions, (ii) air, water, noise, odor or solid or liquid waste (including the generation, treatment, storage, disposal or transportation thereof), (iii) health and safety,
(iv) zoning, (v) the production, processing, advertising, sales or warranty of products or services of the Business or (vi) trade or antitrust regulations.

           (b) All properties now or previously owned or leased by the Company are in compliance with Environmental Laws, and neither Seller nor the Company has any liability under any Environmental Laws. The Company has obtained all Permits required under applicable Environmental Laws, and the Business is in compliance with the terms and conditions of any required Permits.

           (c) The Business does not involve (and has not historically involved) the use, handling, manufacture, treatment, processing, storage, generation, release, threatened release, discharge, dumping or disposal (collectively, a "Release") of any Hazardous Substances, except in compliance with all applicable Environmental Laws.

           (d) There is no pending or, to the Knowledge of Seller or the Company, threatened claim against the Company under any Environmental Laws which relates to the Business and/or any property now or previously owned or operated by the Company.

           (e) There has been no Release by the Company of any Hazardous Substances at, on or under any property now or previously owned or operated or leased by the Company which would individually or in the aggregate have a material adverse effect on the Business or any assets or property of the Company.

           (f) The Company has delivered to Buyer copies of all environmental audits and other studies and reports in the Seller's or the Company's possession relating to the Business or any of its assets now or previously owned or operated.

      4.17 Bills and Invoices. All bills and other payments due and payable by the Company with respect to the Company's assets and the Business have been or will be paid in full in the ordinary course of business prior to Closing, and no labor, material or services have been provided or performed with respect to the Business and the assets that have not been or will not be paid in full prior to Closing.

      4.18 Customers and Suppliers. The Schedule 4.18 contains a complete and accurate list of (a) the 25 largest customers of the Company (based on 2000 sales), together with the volume of the sales made to such customers during 2000, and (b) the 25 largest suppliers to the Company (based on 2000 purchases), together with the volume of the purchases made from such suppliers during 2000. To Seller's knowledge, none of such customers or suppliers intends to cease purchasing from, or selling to, the Company or to materially alter the amount of such purchases or sales as a result of the transactions contemplated hereby or otherwise.

      4.19 Accounts Receivable. All accounts receivable of the Company represent transactions in the ordinary course of business, and are current and collectible net of any reserves, if any, shown on such the Financial Statements (which reserves are adequate and were calculated consistent with past practice).

      4.20 Books and Records. All books, records and files of the Company relating to its assets (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures; and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by the Company of the assets and the Business.

      4.21 Untrue Statements. This Agreement and the exhibits, schedules and appendices hereto, the Financial Statements and all other documents and information furnished by Seller or the Company or any of its affiliates or representatives to Buyer or its representatives pursuant hereto or in connection herewith do not include and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading.

      4.22 Actions Since December 31, 2000. Since December 31, 2000, neither Seller nor the Company has taken any actions that would be prohibited under the provisions of this Agreement (without the prior consent of Buyer) after the date of this Agreement.

      4.23 Seller Investment Representations. In connection with its acquisition of the Note and any Shares of ADDvantage Technologies Group, Inc. to be issued upon conversion of the Note (the "Securities"), Seller represents, warrants and covenants that:

           (a) Seller is, and upon conversion of the Note (if that occurs), will be acquiring the Securities for investment purposes only and not with a view to the distribution thereof. Seller acknowledges that the issuance of the Securities has not been registered with the SEC under the Securities Act or with any state securities agencies or commission under any state securities or blue sky laws. Seller will not sell, assign or otherwise transfer the Securities or any portion thereof or interest therein except pursuant to a registration statement that has been filed with and declared effective by the SEC and any relevant state securities agencies or commissions or such transaction is made in strict compliance with the requirements and conditions of applicable exemptions from the registration requirements of such acts.

           (b) Seller has received and reviewed copies of the Buyer's Annual Report on Form 10-KSB for year ended September 30, 2000; Buyer's Quarterly Report on Form 10-QSB for the period ended December 31, 2000, and copies of the Proxy Statement prepared for use in connection with management's solicitation of proxies for its annual meeting of shareholders to be held March 5, 2001. The said materials are referred to herein collectively as the "Disclosure Materials." Seller has had the opportunity to discuss Buyer's business, management and financial affairs with its Chairman of the Board and Chief Executive Officer or other executive officers of Buyer and has had the opportunity to review Buyer's plan of operation. Seller understands that such discussions, as well as the Disclosure Materials and any other written information issued by Buyer were intended to describe certain aspects of Buyer's business and prospects which it believes to be material but were not necessarily a thorough or exhaustive description.

           (c) Seller further agrees that the Note and each certificate representing the Securities shall be endorsed with a legend which shall provide substantially as follows:

                 (i) THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES ACT. NEITHER THE RECORD NOR THE BENEFICIAL OWNERSHIP OF SAID SECURITIES MAY BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SAID SECURITIES UNDER SAID ACTS AND ANY OTHER APPLICABLE STATE SECURITIES LAWS OR RULES UNLESS IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACTS ARE AVAILABLE WITH RESPECT TO SUCH SALE OR TRANSFER AND SAID SALE OR TRANSFER IS MADE PURSUANT TO AND IN STRICT COMPLIANCE WITH THE TERMS AND CONDITIONS OF SAID EXEMPTIONS.

                (ii) Any other legend required by any state securities laws.

          4.24 Employee Matters.

           (a) Schedule 4.24 sets forth a complete and accurate list of each of the following which is or has been sponsored, maintained or contributed to by the Company or any trade or business, whether or not incorporated (a "Company ERISA Affiliate"), or in which any employee or co-employee of any of the Company ERISA Affiliates participates or is covered, that together with the Company would be considered affiliated with the Company under Section 414(b), (c), (m) or (o) of the Code or
Section 4001(b)(1) of ERISA for the benefit of any person who, as of the Closing, is a current or former employee or subcontractor of the Company or any Company Affiliate: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA (each, a "Company Plan"); and (ii) each personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, program or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, retiree benefit plan or arrangement, fringe benefit program or practice (whether or not taxable), employee loan, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.17(a)(i) (each, a "Company Benefit Program or Agreement") (such Company Plans and Company

Benefit   Programs  or  Agreements  are  sometimes   collectively
referred  to  in this Agreement as the "Company Employee  Benefit
Plans").

           (b)  True, correct and complete copies of each of  the
Company Plans and related trusts, if applicable, including all amendments thereto, have been furnished or made available to Buyer. There has also been furnished or made available to Buyer, with respect to each Company Plan required to file such report and description, the report on Form 5500 for the past three years, to the extent applicable, and the most recent summary plan description. True, correct and complete copies or descriptions of all Company Benefit Programs or Agreements have also been furnished or made available to Buyer.

           (c)    Except   as  otherwise  set   forth   on   the
Schedule 4.24: (i) neither the Company nor any Company ERISA Affiliate contributes to or has an obligation to contribute to, nor has at any time contributed to or had an obligation to contribute to, a multi-employer plan within the meaning of
Section 3(37) of ERISA or any other plan subject to Title IV of ERISA; (ii) each of the Company and the Company ERISA Affiliates has performed all obligations, whether arising by operation of law or by contract, including ERISA and the Code, required to be performed by it in connection with the Company Employee Benefit Plans, and, to the knowledge of Sellers, there have been no defaults or violations by any other party to the Company Employee Benefit Plans; (iii) all reports, returns, notices, disclosures and other documents relating to the Company Plans required to be filed with or furnished to governmental entities, plan participants or plan beneficiaries have been timely filed or furnished in accordance with applicable law, and each Company Employee Benefit Plan has been administered in compliance with its governing written documents; (iv) each of the Company Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service (the "IRS") regarding such qualified status and has not been amended, operated or administered in a way which would adversely affect such qualified status; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Sellers, contemplated or threatened against, or with respect to, any of the Company Employee Benefit Plans or their assets; (vi) each trust maintained in connection with each Company Plan, which is qualified under Section 401 of the Code, is tax exempt under Section 501 of the Code; (vii) all contributions required to be made to the Company Employee Benefit Plans have been made timely; (viii) no accumulated funding deficiency, whether or not waived, within the meaning of
Section 302 of ERISA or Section 412 of the Code has been incurred, and there has been no termination or partial
termination   of   any  Company  Plan  within  the   meaning   of
Section 411(d)(3) of the Code; (ix) no act, omission or transaction has occurred which could result in imposition on the Company or any Company Affiliate of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (1) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; (x) to the knowledge of Sellers, there is no matter pending with respect to any of the Company Plans before the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation (the "PBGC"); (xi) each of the Company Employee Benefit Plans complies, in form and operation, with the applicable provisions of the Code and ERISA; (xii) each Company Employee Benefit Plan may be unilaterally amended or terminated in its entirety without any liability or other obligation;
(xiii) the Company and the Company Affiliates have no liabilities or other obligations, whether actual or contingent, under any Company Employee Benefit Plan for post-employment benefits of any nature (other than COBRA continuation coverage); and
(xiv) neither the Company nor any of the Company Affiliates or any present or former director, officer, employee or other agent of the Company or any of the Company Affiliates has made any written or oral representations or promises to any present or former director, officer, employee or other agent concerning his or her terms, conditions or benefits of employment, including the tenure of any such employment or the conditions under which such employment may be terminated by the Company, any of the Company Affiliates or Buyer which will be binding upon or enforceable against Buyer or the Company after the Effective Time.

           (d) Except as otherwise set forth on Schedule 4.24, no employee is currently on a leave of absence due to sickness or disability and no claim is pending or expected to be made by an employee, former employee or independent contractor for workers' compensation benefits.

           (e)   With  respect  to the Company  Employee  Benefit
Plans,  there  exists  no condition or set  of  circumstances  in connection  with  any  of  the Company  or  any  of  the  Company
Affiliates that could be expected to result in liability reasonably likely to have a Material Adverse Effect on the Company under ERISA, the Code or any other applicable law. With respect to the Company Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of the Company, which obligations are reasonably likely to have a material adverse effect on the Company.

           (f) Except as set forth in the Schedule 4.24, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees of any of the Company.


                            ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     5.01 Organization, Good Standing, Power.

           (a) Buyer is a corporation duly organized, validly existing and in good standing under Oklahoma Law and has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as enforceability may be subject to (i) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby to be performed by Buyer will (i) violate or conflict with any provision of the articles of incorporation or bylaws of Buyer, as currently in effect, or (ii) violate or conflict with any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator binding upon Buyer or any of its properties, except where such violations or conflicts would not in the aggregate have a material adverse effect on the business, financial condition or properties of Buyer or on the ability of Buyer to consummate the transactions contemplated hereby and except for violations that will be cured, waived or terminated prior to the Closing Date.

           (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby such filings or registrations which, if not made, and such authorizations, consents or approvals which, if not received, would not have any material adverse effect on the Business, financial condition, or properties of Buyer or on the ability of Buyer to consummate the transactions contemplated hereby.

      5.02 Brokers and Finders. No person has acted on behalf of Buyer in connection with any negotiations relative to this Agreement and the transactions contemplated hereby. No person has a valid claim for a brokerage commission, finder's fee or other like payment against Buyer.

      5.03 Disclosure Materials. Purchaser has made available to Sellers a true and complete copy of each report, schedule, registration statement and definitive proxy statement comprising the Disclosure. As of their respective dates, the Disclosure Materials complied in material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Disclosure Materials, and each of the Disclosure Materials is materially and reasonably correct. Since the date of the most recent of the Disclosure Materials, there has been no material adverse change in the business, operations, affairs or assets of Buyer.


                           ARTICLE VI
                       COVENANTS OF SELLER

      Seller covenants and agrees with Buyer that, at all times prior to the Closing, Seller will comply with all covenants and provisions of this Article VI, except to the extent Buyer may otherwise consent in writing or to the extent otherwise expressly required or permitted by this Agreement.

      6.01 Approvals. Seller will (a) take all reasonable steps and use all reasonable efforts necessary or desirable to recommend the granting of and to obtain, as promptly as practicable, all approvals, authorizations, certificates, franchises, licenses, consents and clearances of Governmental Entities and of third parties, required of Seller to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental Entities as Buyer or such authorities may reasonably request, and
(c) cooperate with Buyer in obtaining, as promptly as practicable, all approvals, authorizations, certificates, franchises, licenses, consents and clearances of Governmental Entities required of Buyer to consummate the transactions contemplated hereby.

      6.02 Investigation by Buyer. Seller will provide Buyer, its counsel, accountants, actuaries and other representatives with reasonable access, upon prior notice and during normal business hours at Buyer's expense, to all facilities managers, employees, agents, accountants, actuaries, assets, properties, books and records of the Company relating to the Business and its assets, and will furnish Buyer and such other persons during such period with all such other information and data concerning the assets or the Business, operations and affairs of the Company or the transactions contemplated hereby as Buyer or any of such other persons reasonably may request.

      6.03 Conduct of the Business. The Company will, and Seller will cause the Company to, conduct the Business only in the ordinary course and consistent with past practice and custom.
Without limiting the generality of the foregoing:

           (a) The Company will, and Seller will cause the Company to, use its reasonable efforts to (i) preserve intact the Company's present business organization, reputation and customer relations, (ii) keep available the services of the Company's present managers, employees, agents, consultants and other similar representatives, (iii) maintain all Permits of the Company to do business in each jurisdiction in which it is so licensed, qualified or authorized, (iv) maintain all the tangible assets of the Company in good working order and condition, ordinary wear and tear excepted, (v) continue all current marketing, selling and manufacturing activities relating to the Business, operations or affairs of such Seller, and (vi) not modify, extend, terminate, amend or otherwise change any Contract, or any purchase order, contract or other material contract related to or comprising the Contracts, in any material respect.

           (b) The Company will, and Seller will cause the Company to, maintain its books and records in the usual manner and consistent with past practice and custom and will not permit a material change in any operational, financial reporting or accounting practice or policy of the Company or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency or other reserve for financial reporting purposes or for other accounting purposes.

           (c) The Company will, and Seller will cause the Company to, (i) prepare properly and file timely all reports and all tax returns required to be filed with any Governmental Entities with respect to the Business, and (ii) pay or cause to be paid duly and fully all Taxes indicated by such tax returns or otherwise levied or assessed upon the Company or its assets, and withhold or collect and pay to the proper taxing authorities or hold in separate bank accounts for such payment all taxes that such corporation is required to so withhold or collect and pay, unless such taxes are being contested in good faith and, if appropriate, reasonable reserves therefor have been established and reflected in the books and records of Seller and in accordance with generally accepted accounting principles consistently applied.

           (d) The Company will, and Seller will cause the Company to, use all reasonable efforts to maintain in full force and effect until the Closing Date substantially the same levels of coverage as the insurance afforded under the contracts in force as of the date of this Agreement.

           (e) The Company will, and Seller will cause the Company to, comply, in all material respects, with all Legal
Requirements applicable to the Business and its assets.

           (f) The Company will not, without the prior written consent of Buyer, (i) enter into or execute any contract, agreement, lease, indenture, note or other commitment not in the ordinary course of business or which would involve a commitment to be assumed or borne by Buyer with a value of more than $10,000.00 or a period of more than one year; (ii) hire, terminate, promote, transfer, change the salary or other form of compensation of, grant any leave of absence to or change any policies of the Company or employment arrangements or agreements the Company may have with respect to any employees of the Company or increase the annual level of compensation of any employee of the Company; (iii) amend, cancel, modify, alter or otherwise change the terms of any of its leases or other material agreements, arrangements, commitments, or other rights or obligations to which it may be entitled or subject; or (iv) waive or relinquish any of its rights, claims or authority, or give any material consents to action or inaction, under any of the agreements, arrangements, commitments, leases or other bases of its rights or obligations.

      6.04  No  Disposal  of  Property.   The  Company  will  not
(a) dispose of or assign any of the assets or permit any of its assets to be subjected to any Liens, except to the extent any such disposition does not exceed $1,000.00 in value or any such Lien is made or incurred in the ordinary course of the business consistent with past practice and custom, or (b) sell any part of its operations or the Business to any third party.

      6.05 No Acquisitions. The Company will not (a) merge, consolidate or otherwise combine or agree to merge, consolidate or otherwise combine with any other person, (b) acquire all or substantially all, or a material portion of all, the assets, capital stock or other equity securities of any other person, or any business division of any other person or (c) otherwise acquire control or ownership of any other person.

      6.06 No Breach or Default. The Company will not violate, breach or default, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a violation, breach or default under, any term or provision of any Contract to which the Company is a party or by which any of its assets are or may be bound.

      6.07 No Indebtedness.

           (a) The Company will not create, incur, assume, guarantee or otherwise become liable for (i) any debt, obligation or other liability for money borrowed, or (ii) any other debt, obligation or other liability; and

           (b) The Company will not cancel, pay, agree to cancel or pay, or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, any debt, obligation or other liability, or waive, cancel or compromise any right to receive any direct or indirect payment or other benefit under any debt, obligation or other liability owing to such corporation, except in the ordinary course of business consistent with past practice and custom.

      6.08 Payment of Liabilities. Except to the extent any such action would not affect in any material adverse manner or respect the Company's assets, the Business or the Company's ability to comply with its commitments, obligations and covenants hereunder and to consummate the transactions contemplated hereby, Seller will not delay or postpone beyond normal past practice and custom the payment of any material account payable or other debt, obligation or other liability.

      6.09 Notice and Cure. The Company will notify Buyer promptly in writing as soon as the Company has knowledge of the same, and contemporaneously will provide Buyer with true, complete and correct copies of any information or documents relating to, and will use all reasonable efforts to cure before the Closing, any event, transaction or circumstance that results in or will result in the breach of any covenant or agreement of Seller or the Company under this Agreement, or that renders or will render untrue any representation or warranty of Seller or the Company contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. The Company will use all reasonable efforts to cure, at the earliest practicable date and prior to the Closing Date, any violation or breach of any representation, warranty, covenant or agreement made by Seller or the Company in this Agreement, whether occurring or arising before or after the date of this Agreement.

      6.10 Cooperation of Management Pending Transaction. Seller and Owner covenant and agree that between the date hereof and the Closing Date, the Company's management will cooperate with Buyer and endeavor to help persons designated by Buyer to become familiar with the Company's assets, the Business, operations, properties, business prospects, needs, employees and any other matters pertaining to its assets, the Business and operations and to begin implementation of any transitional plan to be developed by Buyer and the Company.

      6.11 Certificates of Good Standing. The Company shall obtain and provide to Buyer at Closing, a certificate of good standing of the Company from the State of Pennsylvania, each state in which the Company is authorized to do business, and from each state in which the Company is doing business.

      6.12 Employee Benefit Plans. Except as noted in the next sentence, the Company will not amend or terminate any Employee
Benefit Plans and will fund any deficiency in any Employee Benefit Plan which would otherwise exist at the date of Closing. It is contemplated that on or prior to Closing the Company's 401(k) plan and its comparability profit-sharing plan will be terminated; provided, however, that the Company will incur no liability or payment obligation with respect thereto. Buyer shall cause the Company to honor all accrued vacation time of the Company's employees, provided that any liability of the Company with respect thereto shall be reflected as a current liability on the Company's balance sheet as of the Closing Date prepared pursuant to Section 9.08.

      6.13 Name. From and after the Closing Date, Seller agrees not to use the name "NCS Industries, Inc." or any deceptively similar name or related Proprietary Rights and shall provide to or at the request of Buyer any consent, waiver or approval that may be required or advisable in connection with Buyer's use of such name.

      6.14 Further Action. Each of the parties hereto shall use their reasonable efforts to fulfillment their respective commitments, covenants and agreements set forth herein, to execute and deliver such documents and other papers and to take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

      6.15 Tax Matters

           (a) The Buyer shall promptly notify the Seller in writing upon receipt by the Company, the Buyer or its Affiliates of notice of any pending or threatened Tax audits of or assessments against the Company, the Buyer or any of their respective subsidiaries or Affiliates for taxable periods of the Company ending on, prior to or including the Closing date or which may affect the determination of Taxes for which Seller shall indemnify the Company, the Buyer or their subsidiaries or affiliates hereunder. The Seller shall promptly notify the Buyer in writing upon receipt by the Seller or the Company of notice of any pending or threatened Tax audits of or assessments against the Company for all taxable periods of the Company or such subsidiaries.

           (b) Each party shall have the right, at its own expense, to control any audit or determination by any authority, initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for any taxable period for which that party (or any of its subsidiaries or affiliates) is charged with responsibility for filing a Tax Return under this Agreement, provided, however, that such party shall (A) consult with the other parties with respect to the resolution of any issue that would affect such other parties in that or any other taxable year, and (B) not settle any such issue, or file any amended return relating to such issue, without the consent of the other parties, which consent shall not unreasonably be withheld. Where consent to a settlement is withheld by another party pursuant to clause (B) of the preceding sentence, such other party may continue or initiate any further proceedings at its own expense, provided, that the liability of the first party, after giving effect to this Agreement, shall not exceed the liability that would have resulted from the settlement or amended return. In the event that a party to this Agreement is paid a refund to which, under the principles of this Agreement, another party to this Agreement is entitled, the party receiving such refund shall pay such refund to the party so entitled within seven days of receipt of such refund by the first party.

           (c) Buyer and Seller shall furnish or cause to be furnished to each other (at reasonable times) upon request as promptly as practicable such information (including access to personnel and books and records pertinent solely to the Company) and assistance relating to the Company as is reasonably necessary for the preparation, review, audit and filing of any Tax Return, the preparation for any Tax audit or the defense of any assessment or other similar claim, provided, that access shall be limited to those items pertaining solely to the Company. A party retaining such information shall not dispose of such information and shall transfer such information to the other party.

           (d) With respect to the acquisition of the Shares hereunder, Buyer shall make a timely election under
Section 338(g) of the Code and Seller and Buyer shall jointly make an election under Section 338(h)(10) of the Code (and any corresponding elections under state or local tax law) (collectively, a "Section 338(h)(10) Election"). Seller and Buyer shall (i) take, and cooperate with each other to take, all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Section 338(h)(10) Election in accordance with Section 338 of the Code and the Temporary Regulation thereunder, or any successor provisions as promptly as practicable following the Closing Date, but not later than the date which is the latest date for making such
Section 338(h)(10) Election, and from time to time thereafter, and (ii) Seller and Buyer shall report the sale of the Shares pursuant to this Agreement consistent with the Section 338(h)(10) Election and shall take no position contrary thereto or inconsistent therewith in any Tax Return, any discussion with or proceeding before any taxing authority, or otherwise.

           (e) If the Company is subject to 1374 built-in gains tax on the deemed asset sale, Seller is liable for such tax arising out of the deemed asset.


                           ARTICLE VII
                       COVENANTS OF BUYER

      Buyer covenants and agrees with Seller that, at all times prior to the Closing, Buyer at its expense will comply with all covenants and provisions of this Article VII, except to the extent Seller may otherwise consent in writing or to the extent otherwise expressly required or permitted by this Agreement.

      7.01 Approvals. Buyer will (a) take all reasonable steps and use all reasonable efforts necessary or desirable to recommend the granting of and to obtain, as promptly as practicable, all approvals, authorizations and clearances of Governmental Entities and of third parties, required of Buyer to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental Entities as Seller or such authorities may reasonably request, and (c) cooperate with Seller in obtaining, as promptly as practicable, all approvals, authorizations and clearances of Governmental Entities required of the Company to consummate the transactions contemplated hereby.

      7.02  Obligation  of  Buyer to Make Transaction  Effective.
Buyer shall take all actions necessary on its part to carry out the transactions contemplated hereby.

      7.03 Notice and Cure. Buyer will notify Seller promptly in writing of, and contemporaneously will provide Seller with true, complete and correct copies of any and all information or documents relating to, and will use all reasonable efforts to cure prior to the Closing, any event, transaction or circumstance occurring after the date of this Agreement that results in or will result in any covenant or agreement of Buyer under this Agreement to be breached, or that renders or will render untrue any representation or warranty of Buyer contained in this
Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Buyer also will use all reasonable efforts to cure, at the earliest practicable date and before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by it in this Agreement, whether occurring or arising before or after the date of this Agreement.


                          ARTICLE VIII
               CONDITIONS PRECEDENT TO OBLIGATIONS
                       OF BUYER AND SELLER

      Notwithstanding any other provision of this Agreement, the obligation of each of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, prior to or at the Closing, of each of the following conditions precedent, any one of which may be waived by such party:

      8.01 Consents and Approvals. All approvals of, and consents by all Governmental Entities and other persons, and all permits by and all filings with and submissions to all such Governmental
Entities   and  other  persons  as  may  be  required   for   the
consummation of the transactions contemplated by this Agreement (including, without limitation, approval by Buyer's primary lending bank), shall have been obtained or made and reasonably satisfactory evidence thereof shall have been received.

      8.02 Certain Actions, Etc. There shall not have been instituted and be continuing or threatened against Buyer, the Company or any of their respective directors or officers, any action, suit or proceeding by or before any Governmental Entity that would (a) restrain, prohibit or invalidate, or result in the payment of substantial damages in respect of, the transaction or any other transaction contemplated by this Agreement or
(b) impose or confirm material limitations on the ability of Buyer effectively to exercise full rights of ownership of the Company's assets.


                           ARTICLE IX
          CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

      Notwithstanding any other provision of this Agreement, the obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment, prior to or at the Closing, of each of the following conditions precedent, any one of which may be waived by Buyer:

      9.01  Accuracy  of  Representations  and  Warranties.   The
representations and warranties of Seller and the Company set forth in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing except for such changes with respect thereto which are contemplated by this Agreement or the passage of time.

      9.02 Performance of Covenants, Agreements and Conditions. Seller and the Company shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by them at or prior to the Closing.

      9.03 Officers' Certificate, Etc.  Buyer shall have received
(a) a certificate, dated the date of the Closing Date and signed by Seller and the Company, to the effect set forth in
Sections   9.01   and  9.02  and  (b)  such  other  certificates,
instruments and documents as shall be reasonably requested by Buyer for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.

      9.04 Employment Agreement. At or prior to the Closing, each of Richard S. Grasso and Maureen Grasso shall have entered into an Employment Agreement with the Company substantially in the form of Exhibit C hereto

      9.05 Non-Competition and Other Agreements. At or prior to the Closing, Seller shall have entered into a Non-Competition Agreement with the Company and Buyer substantially in the form of Exhibit D hereto. Seller agrees to enter into such Non-Competition Agreement.

      9.06 Legal Opinion. Buyer shall have received from counsel to the Company, an opinion, dated the Closing Date, in form and substance satisfactory to Buyer and its counsel substantially in the form attached hereto as Exhibit E.

      9.07  Delivery of Assignments.  Seller shall have executed,
acknowledged  (if  appropriate)  and  delivered  to   Buyer   all
assignments as Buyer and its counsel may reasonably request.

      9.08  Working  Capital.   The  working  capital  and   the
shareholder's equity of the Company as of the Closing Date shall each not be less than $1,000,000, as determined using the accounting principles and methods which are consistent with those used in connection with the preparation of the Financial Statements. In this regard, the individual line items of the current assets and current liabilities of the Company as of the Closing Date shall not be less than the respective amounts reflected on Schedule 9.08 hereof. Within three (3) business days prior to the Closing Date, Seller will submit to Buyer the projected balance sheet of the Company as of the Closing Date. Seller shall certify that this balance sheet was prepared using the same accounting principles and methods used in the preparation of the Financial Statements and that such principles and methods were consistently applied in each case. Buyer shall have the opportunity to review the Closing Date balance sheet and determine if the working capital and shareholder's equity of the Company it complies with the conditions to Closing set forth in this Section 9.08. If subsequent to Closing, Buyer shall determine that the Closing Date balance sheet was incorrect or inaccurate to any extent and that the conditions to Closing set forth in this Section were not in fact met, Buyer shall have a claim against Seller under Section 12.06(a)(ii) of this Agreement. Notwithstanding anything to the contrary in this
Section 9.08, prior to Closing, Buyer will conduct its own review, examination and analysis of the inventory and accounts receivable of the Company as reflected on the Seller's projected balance sheet as of the date of Closing. If for any reason, Buyer does not agree with the valuation of these items as reflected on such balance sheet, it shall notify Seller prior to Closing, in which event, Seller shall have the option to terminate this Agreement and neither party shall have any further obligation or liability to the other except as contemplated by
Section 11.02 of this Agreement.


                            ARTICLE X
          CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

      Notwithstanding any other provision of this Agreement, the obligations of Seller to consummate the transactions contemplated hereunder shall be subject to the fulfillment, prior to or at the Closing, of each of the following conditions precedent, any one of which may be waived by Seller.

      10.01 Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Article V shall be true and correct in all material respects as of the date of this Agreement and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing except for such changes with respect thereto which are contemplated by this Agreement or the passage of time.

      10.02       Performance  of  Covenants,   Agreements   and
Conditions. Buyer shall have duly performed, complied with and satisfied all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by it, at or prior to the Closing.

      10.03 Officers' Certificates, Etc. Seller shall have received (a) a certificate, dated the Closing Date and signed by an authorized representative of Buyer, to the effect set forth in Sections 10.01 and 10.02, and (b) such other certificates, instruments and documents as shall be reasonably requested by
Seller  for  the  purpose  of  verifying  the  accuracy  of  such representations and warranties and the performance and satisfaction of such covenants and conditions.

      10.04 Consulting Agreement. The Company and Seller shall have executed the Consulting Agreement in the form of Exhibit F attached hereto. The payment of such Consulting Agreement shall be secured by the standby letter of credit from Bank of Oklahoma in the form of Exhibit B attached hereto.

                           ARTICLE XI
                     TERMINATION AND WAIVER

      11.01 Termination. This Agreement may be terminated at any time prior to the Closing:

          (a)  by mutual consent of Buyer and Seller;

          (b) by either Buyer or Seller if the transaction shall not have been consummated on or before March 31, 2001;

          (c) at Buyer's election, upon written notice from Buyer to Seller, if any one or more of the following events shall occur and shall not have been remedied to the satisfaction of Buyer within 15 days after written notice is delivered to Seller:
(i) there shall have been any material breach of any of the obligations, covenants, or warranties of Seller hereunder; or
(ii) there shall have been any written representation or statement furnished by Seller hereunder which at the time furnished is false or misleading; or

           (d) at Seller's election, upon written notice from Seller to Buyer, if any one or more of the following events shall occur and shall not have been remedied to Seller's satisfaction within 15 days after written notice is delivered to Buyer:
(i) there shall have been any material breach of any of the obligations, covenants, or warranties of Buyer hereunder;
(ii) there shall have been any written representation or statement furnished by Buyer hereunder which at the time furnished is false or misleading, or (iii) Seller elects to terminate this Agreement pursuant to the last sentence of
Section 9.08.

      11.02 Effect of Termination. If either Buyer or Seller terminates this Agreement as provided in the foregoing section, this Agreement will forthwith become void, and there will be no liability or obligation on the part of Buyer or Seller or the Buyer's officers or directors except as set forth in
Sections 13.01 (relating to expenses) and 12.01 (relating to confidentiality), and except to the extent that such termination results from the breach by a party of any of its representations, warranties or agreements in this Agreement. In addition, upon any termination of this Agreement pursuant to this Article XI, the terms and provisions of the non-disclosure agreement previously signed by the parties shall remain in full force and effect.

      11.03 Waiver. Any term or provision of this Agreement may be waived in writing at any time by Buyer, if it is entitled to the benefits thereof, or by Seller, if he is entitled to the benefits thereof.


                           ARTICLE XII
                  OTHER AGREEMENTS; SURVIVAL OF
         REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

      12.01 Confidentiality. Except as may be required to comply with applicable law and regulations or to obtain required regulatory approvals to consummate this transaction, whether state, federal or foreign, and except as required to comply with express obligations under this Agreement, each of the parties hereto will use its or his best efforts to keep confidential all information relating to this transaction and will instruct its officers, employees and other representatives having access to such information of such obligation of confidentiality. In the event the transactions contemplated herein are not consummated, each of the parties hereto shall return all documents, including any copies thereof, to the party which provided the same. Notwithstanding anything to the contrary in this Agreement, the confidentiality agreement dated November 6, 2000 executed by the all or some of the parties hereto prior to the date of this Agreement shall remain in full force and effect and the provisions thereof are incorporated herein by reference.

      12.02 Public Announcements. None of the Parties will make any public announcement without prior approval of the other, except as may otherwise be required by law, in which event, the party required by law to make a public announcement shall provide the other party with prior notice of the text thereof to the extent reasonably practicable.

      12.03 Additional Agreements. Subject to this Agreement, each of the Parties agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the Parties will take all such necessary action.

      12.04 Forwarding Payments and Property. If any party receives any payments or property after the Closing to which any of the other parties hereto are entitled under the terms of this Agreement, the recipient shall promptly forward the same to the party entitled thereto.

      12.05 Available Remedies. Each Party agrees that, consistent with its intention and agreement to be bound by the terms of this Agreement and to consummate the transactions contemplated hereby, subject only to the performance or satisfaction of conditions precedent, the remedy of specific performance shall be available to a non-breaching and non-defaulting party to enforce performance of this Agreement by a breaching or defaulting party, including to require the consummation of the Closing.

       12.06      Survival  of  Representations  and  Warranties;
Indemnification.

           (a) By Seller and the Company. Seller agrees to indemnify, defend and hold Buyer and its Affiliates (including the Company) harmless from and against any and all losses, liabilities, claims, demands, damages, costs and expenses (including reasonable attorneys' fees and disbursements) of every kind, nature and description (collectively, "Claims") sustained by Buyer or any of its Affiliates based upon, arising out of or otherwise in respect of (i) the breach of any representation or warranty of Seller contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement, or (ii) the breach of any covenant or agreement of Seller contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement, except, that Seller shall have no liability pursuant to Section 12.06(a)(i) for the first $5,000 of aggregate Claims (the "Buyer Basket").

           (b) By Buyer. Buyer agrees to indemnify, defend and hold Seller harmless from and against any and all Claims sustained by Seller caused by (i) the breach of any representation or warranty of Buyer contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement, or (ii) the breach of any covenant or agreement, of Buyer contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement; provided, however, that Buyer shall have no liability pursuant to Section 12.06(b)(i) for the first $5,000 of aggregate Claims (the "Seller Basket").

           (c) Notification and Defense of Claims. Any party seeking indemnification or reimbursement for Claims hereunder (the "Indemnified Party") shall as promptly as practicable notify the party from which such indemnification is sought (the "Indemnifying Party") upon which the Indemnified Party intends to base a claim for indemnification or reimbursement hereunder; provided, however, that the failure of an Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such Claim except to the extent the
Indemnifying Party is actually prejudiced or damaged by the failure to receive timely notice. In the event of any claims for indemnification or reimbursement, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) the defense of any claim, demand, lawsuit or other Proceeding brought against the Indemnified Party, which claim, demand, lawsuit or other Proceeding may give rise to the indemnity or reimbursement obligation of the Indemnifying Party hereunder, and may assert any defense of any party; provided, however, that the Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any claim, demand, lawsuit or other Proceeding in connection with which the Indemnified Party claims indemnification or reimbursement hereunder. Notwithstanding the right of an Indemnified Party so to participate, the Indemnifying Party shall have the sole right to settle or otherwise dispose of such claim, demand, lawsuit or other Proceeding on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate with respect to any issue involved in such claim, demand, lawsuit or other Proceeding as to which (i) the Indemnifying Party shall have acknowledged the obligation to indemnify the Indemnified Party hereunder and the settlement is solely for cash or (ii) the Indemnified Party shall have declined so to participate and, in either case, the Indemnified Party is provided a full and complete release of Claims.

           (d) Survival of Representations and Warranties. The representations and warranties of the parties to this Agreement shall survive the Closing Date and shall remain in full force and effect for a period of three years following the Closing Date; provided, that the representations and warranties related to Tax matters shall survive until the applicable statute of limitations for any potential Tax liability has expired and representations and warranties related to environmental claims shall survive indefinitely (the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the "Survival Period"), and shall be effective with respect to any inaccuracy therein or breach thereof (and a claim for indemnification under
Section 12.06 hereof may be made thereon) if a written notice asserting the claim shall have been duly given in accordance with
Article XII hereof within the Survival Period with respect to such matter. Any claim for indemnification made during the Survival Period shall be valid and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification notwithstanding that such claim may not be resolved within the Survival Period. All representations, warranties and covenants and agreements made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with this Agreement or otherwise in connection with the transactions contemplated hereby.

           (e) Exclusive Rights and Remedies. The rights and remedies provided in this Section 12.06 shall be the exclusive rights and remedies, contractual or otherwise, of the indemnified Persons with respect to breaches of the representations, warranties, covenants and agreements contained in this Agreement if the Closing has occurred.

      12.07      Actions of the Parties after the  Closing  Date.
The Parties agree that after the Closing, they will take the actions described in this Section 12.07.

          (a) Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to originals of all title and other documents, books, records (including tax records), agreements, and financial data of any sort relating to the Business and the Company's assets.

          (b) In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business or the Company's assets, the other party will to the extent reasonably practicable cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party. However, with respect to any such information as to which the contesting or defending party may reasonably assert that the disclosure pursuant hereto would waive a privilege, the parties will use their reasonable efforts to develop procedures to maintain such privilege.

          (c) Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Business from maintaining the same business relationships with Buyer after the Closing Date as it maintained with the Company prior to the Closing Date. Seller will refer all customer inquiries relating to the Business to Buyer from and after the Closing Date.

          (d) Seller agrees that after the Closing Date any facts, information, know-how, processes, trade secrets, customer lists or confidential matters that relate in any way to the Company's assets shall be maintained in confidence and shall not be divulged by Seller to any party unless and until they shall become public knowledge (other than by disclosure by Seller or the Company's employees or agents) or as required by law. Seller further agrees to use his best efforts to ensure that none of the Company's employees or agents divulge any such confidential information to a third party or use the same for the benefit of Seller, any such officer, employee or agent or any other third party, unless and until it shall have become public knowledge
(other than by disclosure by Seller or the Company's officers, employees or agents). Buyer shall have the right to interview the Company's employees for the purpose of obtaining information concerning the Business and Seller hereby waives any right, claim, or cause of action, express or implied, which Seller may have against any of the Company's employees or agents by reason of any such employee or agent divulging to Buyer after the Closing Date any facts, information, know-how, processes, trade secrets, customer lists or similar confidential matters that relate to the Business or the Company's Assets.


                          ARTICLE XIII
                          MISCELLANEOUS

      13.01 Expenses. Except as otherwise provided herein, each Party will pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. In addition, Seller will pay all of the costs and expenses which the Company may incur in connection with the Company's execution of this Agreement and its consummation of the transactions contemplated hereby.

      13.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by telex, facsimile transmission, a nationally recognized overnight delivery service or registered or certified mail (return receipt requested), postage prepaid, to the parties to this Agreement at the following addresses or at such other address for a party as shall be specified by like notice:

     If to Buyer:
                    ADDvantage Technologies Group, Inc.
                    1605 E. Iola
                    Broken Arrow, OK 74012
                    Attention:  Kenneth A. Chymiak

     with a copy to:
                    Conner & Winters, A Professional Corporation
                    3700 First Place Tower
                    Tulsa, Oklahoma 74103
                    Attention:  Lynnwood R. Moore, Jr.
                    Facsimile:  (918) 586-8548

     If to Seller:       Richard S. Grasso
                    c/o NCS Industries, Inc.
                    2255 E. Wyandotte Road
                    Willow Grove, PA19090
                    Facsimile: 215-657-0640

     with a copy to:          Mitchell A. Kramer
                    Mitchell A. Kramer & Associates
                    1077 Rydal Road, Suite 100
                    Rydal, PA 19046
                    Facsimile:  215-887-9240

All such notices and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof. The Parties may change their respective addresses by notice in writing given to the other party to this Agreement.

      13.03     Time.  Time is of the essence of this Agreement.

      13.04 Entire Agreement; Amendment. This Agreement (including the schedules, documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, written and oral. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties, and all attempted oral waivers, notifications and amendments shall be ineffective.

      13.05 Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing expressed or implied in this Agreement is intended to or shall be construed to give any person other than the Parties or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intention of the Parties that this Agreement shall be for the sole and exclusive benefit of such Parties or such successors or assigns and for the benefit of no other person.

      13.06 Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Party without the prior written consent of the other Parties.

      13.07 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma applicable to contracts made and to be performed within that State, without regard to the principles of conflicts of laws thereof. The Parties each (a) agree that any litigation, action, or proceeding arising out of this Agreement or the transactions may be instituted in a state or federal court in the City of Tulsa, Oklahoma, (b) waive any objection that such party might have now or hereafter to such litigation, action, or proceeding based upon improper venue or inconvenient forum, and
(c) irrevocably submit to the jurisdiction of such courts in any such litigation, action, or proceeding.

      13.08 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement.


      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

"Buyer"                                 "Seller"

ADDvantage Technologies Group, Inc.


By: /s/ Kenneth A. Chymiak               /s/ Richard S. Grasso
       --------------------------------      -------------------
        Kenneth  A.  Chymiak, President      Richard  S. Grasso


                                         "The Company"

                                         NCS Industries, Inc.



                                         By: /s/  Richard S. Grasso
                                                  ----------------------------
                                                  Richard S. Grasso, President